Filed Pursuant to Rule 433
Registration Nos. 333-261719 & 333-261719-07

Hyundai Auto Receivables Trust (HART) 2024-A

Joint bookrunners: BofA (struc), Barclays, BNP, Lloyds and Mizuho

Co-Managers : Bony, US Bank

$mm
CLS	TOTAL	WAL	S/F	EXP	LGL	BENCH SPRD	YLD	CPN	$PRICE
A-1	303.000	0.21	A-1+/F1+	09/24	03/17/25	I-CURV + 13	5.534		100.00000
A-2a	307.420	1.04	AAA/AAA	11/25	04/15/27	I-CURV + 42	5.350	5.29	99.99880
A-2b	307.420	1.04	AAA/AAA	11/25	04/15/27	SOFR30A + 42			100.00000
A-3	575.160	2.46	AAA/AAA	08/27	02/15/29	I-CURV + 63	5.052	4.99	99.97795
A-4	72.930	3.63	AAA/AAA	01/28	01/15/31	I-CURV + 74	4.975	4.92	99.98617
B	30.400	3.92	AA+/AA+	04/28	01/15/31	I-CURV + 100	5.205	5.14	99.96665
C	50.680	4.13	AA/A+	05/28	07/15/31	I-CURV + 115	5.334	5.27	99.97910

EXP PRICING : Priced 3/11/24
BILL & DELIVER: BofA	DEAL SIZE : $1,647,010,000
EXP RATINGS : S&P, Fitch	BBG TICKER : HART 2024-A SSAP: TR24A
ERISA ELIGIBLE: Yes	FORMAT : SEC Registered
EXP SETTLE : 3/20/24	FIRST PAY DATE: 4/15/24
MIN DENOMS : $1k x $1k	PXG SPEED : 1.3% ABS to 5% Call

INTEXNET : bashyar24a_upsize XVVK https://dealroadshow.com/e/HART24A

CUSIPS A1 : 448973AA5

A2A: 448973AB3

A2B: 448973AC1

A3 : 448973AD9

A4 : 448973AE7

B : 448973AF4

C : 448973AG2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.